Event ID:   4866113
Culture:   en-US
Event Name: Q1 2013 RAND LOGISTICS INC Earnings Conference Call
Event Date: 2012-08-07T12:30:00 UTC

C: Lesley Snyder;Rand Logistics, Inc.;IR
C: Laurence Levy;Rand Logistics, Inc.;Chairman, CEO
C: Scott Bravener;Rand Logistics, Inc.;President - Lower Lakes
C: Joe McHugh;Rand Logistics, Inc.;CFO
C: Ed Levy;Rand Logistics, Inc.;President
P: Arnold Ursaner;CJS Securities;Analyst
P: William Horner;BB&T Capital Markets;Analyst
P: Chris Snyder;Sidoti & Co.;Analyst
P: Haruki Toyama;Marcus Asset Management;Analyst
P: Matthew Dodson;Edmunds White Partners;Analyst
P: Rick D'Auteuil;Columbia Management;Analyst
P: Operator;;

+++ presentation
Operator: Good morning. My name is Brooke and I will be your conference operator today. At this time I would like to welcome everyone to the Rand Logistics Fiscal Year 2013 First Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session.

(Operator Instructions)

Thank you. I would now like to turn the conference over to Lesley Snyder, Investor Relations Counsel. Thank you, Ms. Snyder, you may begin your conference.

Lesley Snyder: Thank you, operator. Good morning, ladies and gentlemen, and welcome to Rand Logistics Fiscal 2013 First Quarter Conference Call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer; Scott Bravener, President of Lower Lakes; and Joe McHugh, Rand's Chief Financial Officer. Ed Levy, Rand's President, will join for the question-and-answer portion of the call. A live audio webcast and accompanying slide presentation are available on the Rand website at www.randlogisticsinc.com/presentations.html.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results affecting our strategic plan as well as our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets, the weather conditions on the Great Lakes and our ability to maintain and replace our vessels as they age. For a more detailed description of these uncertainties and other factors, please see the Risk Factors section in Rand's annual report on Form 10-K as filed with the Securities and Exchange Commission on June 8, 2012.

And with that I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lesley, and good morning, everyone. Thank you for joining us on today's call.

After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results and Joe McHugh, Rand's CFO, will review the financial results. We will then open the call up for questions and will be joined by Ed Levy, Rand's President.

Overall we are pleased with our first quarter fiscal year 2013 results and continue to be excited about the prospects for further shareholder value creation in the near term. We continue to be enthusiastic about the highly strategic nature of the five vessels that we acquired during 2011. And illustrated on slide five of the slide deck available on Rand's website under investors, events and presentations, these vessels further strengthen our competitive market position in the Great Lakes market. We expect that the acquired vessels will continue to enhance the efficiency of the remainder of the fleet by better enabling us to match fleet configuration with customer requirements.

Our business visibility remains strong and demand for our services in our markets continues to be strong. Based on current market conditions, we do not believe that our tonnage hauled in the 2012 sailing season will deviate materially from the levels that our earnings guidance was predicated on and our outlook for fiscal year 2013 remains consistent with our previous guidance. As stated last quarter, based on contracts in hand, our expanded fleet is fully booked for the 2012 sailing season.

We continue to believe that we are well positioned to accelerate stockholder value creation given our non-duplicatable asset portfolio, the long-term nature of our customer contracts, attractive market supply/demand dynamics and our favorable cost structure. Given the current size and scale of our business and our capital expenditure expectations in fiscal year 2014 and beyond, we believe that we are at a unique inflection point, which, by virtue of the inherent operating leverage in our business, is likely to result in our return on equity growing at a higher rate than our profits over the next several years.

Now I'd like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener: Thank you, Laurence. Overall our fleet, with the exception of one vessel, performed close to or surpassed expectations for the quarter. The improvement in our results was driven in part by a full quarter of operations from the vessel that was repowered last year and which only operated for 30 days in the first quarter of fiscal year 2012. Additionally, our vessel margin continued to benefit from increased scheduling efficiencies due to the growth of the fleet. This success validates the assumptions that our recent acquisitions were predicated on.

The one vessel that did not perform up to our expectations should return to budgeted contribution levels by mid-August. In addition, our results for the quarter exclude any benefit from the self-unloading tug-barge unit we acquired in December 2011, which we anticipate will be introduced later this quarter. Based on customer contracts in hand, this vessel should be fully utilized as soon as it commences sailing.

As we have discussed on previous calls, vessel margin per day is a key performance metric that we monitor in our business. For the first quarter of fiscal year 2013 vessel margin per day increased by 9.6%, or $1,143 to $12,996 per day as compared to $11,853 for the same year-ago period.

Equally as encouraging was the improvement in vessel margin per day for the vessels that we operated in both the quarters ended June 30, 2012 and June 30, 2011. On a comparable vessel basis, vessel margin per day increased by approximately $2,271 per day or 19.2%. We believe that the increase in vessel margin per day illustrates our continued ability to improve the operating efficiency of our fleet and capture the operating leverage inherent in our business attributable to a larger fleet and the capital investments that we continue to make in our vessels.

We have been able to achieve the operating performance that we are announcing today even though demand for many of the commodities that we transport remains below their trailing five-year averages. Notwithstanding, demand for our services in our markets continues to be strong.

As a result of this increased customer demand and the expanded size of our fleet we experienced a 10.2% increase in the number of sailing days during the first quarter of fiscal year 2013 compared to the same year-ago period, which in conjunction with better scheduling efficiencies and price increases resulted in a 21.6% increase in marine freight revenue, excluding the impact of currency changes. Overall our tonnage carried increased by 18.7%.

The magnitude of the demand improvement for our services varied across the end markets that we serve and the commodities that we transport.

Aggregates comprised approximately 55% of our total first quarter tonnage. Shipments increased 14.9% lakes wide year-to-date versus the same period one year ago. As I have mentioned previously, the majority of our aggregates are used in construction end markets. Our shipments were up 45.1% during the first quarter as compared to the same year-ago period. This increase was primarily driven by market share gains as a result of additional new business. We are projecting that aggregate tonnage will expand in the 2012 sailing season due to additional new business and modest growth in the market.

Iron ore comprised approximately 11% of our total first quarter tonnage. Shipments increased 9.2% lakes wide year-to-date versus the same period one year ago. Our shipments increased by 12% during the first quarter as compared to the same year-ago period.

Coal comprised approximately 13% of our total first quarter tonnage. Shipments decreased 7.6% lakes wide year-to-date versus the same period one year ago. We increased coal shipments by 35.8% during the first quarter to our industrial, small utility customers and chartered export tonnage. Our coal tonnage for the 2012 season is projected to increase, however, not at the rate we experienced in the first quarter. For customer specific reasons we believe that the majority of this tonnage is not vulnerable to the current low natural gas pricing.

Salt comprised approximately 8% of our total first quarter tonnage. The salt tonnage that we carried decreased by 29.8% during the first quarter, in line with our expectations, due to abnormally mild weather patterns last winter in the Great Lakes region.

Grain comprised 9% of our total first quarter tonnage. As I have mentioned in the past, much of the grain that we haul is used on a highly consistent and predictable basis for milling purposes, rather than for export. The grain tonnage that we carried decreased by 8.9% during the first quarter versus the same year-ago period due to a decrease in the export segment of our tonnage. Severe drought conditions in the U.S. Midwest may increase our shipments to milling customers due to changes in commodity sourcing.

Our total sailing days increased by 109 days or 10.2% to 1,174 sailing days during the first quarter of fiscal year 2013 from 1,065 sailing days during the same year-ago period.

Management believes that each of our vessels should achieve approximately 91 sailing days in an average fiscal first quarter, assuming no major repairs or incidents and normal drydocking cycle times performed during the winter lay-up period. We operated 15 vessels during the three month period ended June 30, 2012, including the vessels acquired in the second and third quarters of fiscal 2012 compared to 13 vessels during the same year-ago period. One aspect of our business that we believe can be improved upon is lost sailing days. Management continues to focus on the implementation of several initiatives to improve vessel availability and increase our number of sailing days.

We are encouraged by our continued growth in vessel margin per day. These improvements are reflective of our continued capital investment in increasing the size and efficiency of our fleet. Although we remain concerned by the recently reported declines in manufacturing activity in North America, our outlook for the balance of the season remains strong and we look forward to the completion this quarter of our self-unloading ATB that we acquired in December 2011.

With that I would like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Scott. I would now like to give you a more detailed explanation of our financials.

Total revenue during the three-month period ended June 30, 2012 was $49.6 million, an increase of $7.3 million or 17.2%, compared to $42.3 million during the same year-ago period. This increase was primarily attributable to higher freight revenue, fuel surcharges and a modest increase in outside charter hire, partially offset by the weaker Canadian dollar.

Marine freight and related revenue, excluding fuel and other surcharges and outside charter revenue, increased by $5.6 million or 18.4% to $36.3 million during the three-month period ended June 30, 2012, compared to $30.7 million during the same year-ago period. Excluding the impact of currency changes, freight revenue increased 21.6% during the three-month period ending June 30, 2012, compared to the same period last year. The increase was attributable to 109 additional sailing days and contractual price increases.

Marine freight and related revenue per sailing day increased by $2,122 or 7.4% to $30,943 per sailing day in the three-month period ended June 30, 2012, compared to $28,821 per sailing day during the same year-ago period. This increase was somewhat muted by less than full usage of certain of our bulker vessels and a weaker Canadian dollar.

Vessel operating expenses increased by $4.6 million or 16.0% to $33.2 million in the three-month period ended June 30, 2012, compared to $28.6 million in the same year-ago period. This increase was primarily attributable to higher fuel costs, an increased number of sailing days, including two additional vessels acquired in the second and third quarters of fiscal 2012, and partially offset by a weaker Canadian dollar. Vessel operating expenses per sailing day increased by $1,411 or 5.3% to $28,243 per sailing day in the three-month period ended June 30, 2012 from $26,832 per sailing day in the same year-ago period.

Our general and administrative expenses were $3.0 million during each of the three-month periods ended June 30, 2012 and June 30, 2011. These costs were flat due to the weaker Canadian dollar, which offset increased compensation costs primarily related to higher engineering and IT headcount. Our general and administrative expenses represented 8.2% of freight revenues during the three-month period ended June 30, 2012, a decrease from 9.7% of freight revenues during the comparable year-ago period. During the three-month period ended June 30, 2012, $900,000 of our general and administrative expenses was attributable to our parent company and $2.1 million was attributable to our operating companies.

During the three-month period ended June 30, 2012 the Company's operating income increased by $1.8 million to $7.6 million compared to operating income of $5.8 million during the same year-ago period. Operating income plus depreciation, amortization of drydock costs and amortization of intangibles increased by 26.8% or $2.6 million to $12.3 million during the three-month period ended June 30, 2012 from $9.7 million during the same year-ago period.

Finally, I would ask you to turn to slide 14 of the aforementioned presentation. We believe that this chart, which illustrates the Company's trailing four quarters of operating income plus depreciation and amortization since the time of Rand's purchase of Lower Lakes, highlights the Company's earnings quality and growth in both good and difficult economic conditions.

With that, I would like to open the lines for questions. Operator?

+++ q-and-a
Operator: (Operator Instructions). Your first question comes from Arnold Ursaner with CJS Securities.

Arnold Ursaner: Hi. Good morning, I am actually backing up for Andrew Gadlin. My question relates to the drought. You mentioned that grain was down 9% this quarter. Can you remind us how much exposure you have, if any, to corn or give us a better sense of the grains you carry, and to the extent the drought continues, two more questions about it. One would be how might it impact the balance of the year when we have more of the crop come out?

And then also you've in the past talked about the water levels on the Great Lakes and how it can impact the amount of goods you can carry on the ships, how that might be impacting you?

Laurence Levy: Good morning Arnie. Scott, would you mind addressing that please?

Scott Bravener: Yes. Okay, good morning, Arnold. The first question as it relates to corn, we do carry some corn in the U.S. market for milling customers, but their shipments in the last couple of years have been fairly minimal due to good crops and local crops in the Ontario region.

Primarily our milling markets are milling wheat, Western Canadian wheat, where we don't have drought conditions. We are seeing one of our customers that had moved out of Ontario wheat and was sourcing in the U.S. has now moved back into the Canadian market due to the lack of supply in the U.S. So, we are seeing a bit of a pickup in our milling markets right now, due to the drought conditions.

We do not typically participate in the export grain movement out of the U.S. on the Great Lakes, but that will impact our competitors to some degree. As far as water levels, we are seeing pretty dramatic impact on water levels right now. We're trading, on average, close to a foot, 12 inches lower available water depth in the Upper Great Lakes right now than we were in the same period a year ago.

Arnold Ursaner: And again, with the water level being down a foot already and perhaps getting worse, remind us again how that would impact the amount of tonnage you can typically carry on a ship.

Scott Bravener: Each inch of draft typically represents about 80 tons on one of our ships. And it depends -- you can't generically say across the board that we lose that tonnage. It's whether you are in a port that's restricted and with restricted draft. Then that does come into play and we have seen some impact in the first quarter.

Arnold Ursaner: So, going back to your original guidance for the year, given your indication that you have a high degree of confidence you were sold out, to the extent your ability to meet the demand is reduced because of the low water draft, how should we put all this together and think about? What is the offset if you will in your guidance to the lost volume you have from the lower water levels?

Scott Bravener: The offset right now -- the opportunity that we have -- is we have of course the new unit coming on in September. We also have several assets that have outperformed expectations in the first quarter.

If that trend continues throughout the balance of the year, we have the opportunity to make up some ground from the one asset that we've had some issues with. If the relatively benign weather patterns continue into the third quarter, we have an opportunity there.

And we historically have not budgeted many vessel days in the fourth quarter, but we do traditionally sail a large part of our fleet late in the fourth quarter and some of that fleet early in the fourth quarter. So, we typically sail more days than what we budget during the fourth quarter, and weather conditions and the economy permitting, that is an opportunity to make up some ground.

Arnold Ursaner: I have a few follow-ups, but I'll jump back in queue. Thank you.

Operator: Your next question comes from Kevin Sterling with BB&T Capital Markets.

William Horner: Good morning, guys. I'm actually William Horner on for Kevin.

Laurence Levy: Good morning, William.

William Horner: The first question, you did a pretty good job of improving your top line, particularly when looking at revenue per sailing day, which was up 7.4%. And so, is this more a function of mix? Pricing? Or is it also the benefits you're seeing for better aligning your expanded fleet, or a combination of all the above?

Laurence Levy: Scott, go ahead.

Scott Bravener: William, it's a combination of all the above, particularly the scheduling efficiencies. As we continue to grow the fleet it's giving us better opportunities to maximize our scheduling efficiency.

William Horner: Okay. Thanks, Scott. And then to follow up with that, in your press release and your prepared remarks you mentioned one vessel that didn't perform to expectations. And it sounds like you're still working to get that vessel back to the full utilization. Could you give us additional color on why that vessel didn't meet expectations? Was it a mechanical issue or was it demand or scheduling, and if you could possibly quantify the impact?

Scott Bravener: Yes. We suffered some major mechanical issues on one of our newly acquired vessels from last year. And we lost about 38 days, 38 sailing days this year of down time, and an additional 23 days sailing on one engine in the first quarter with this vessel. We also have an additional 18 days on one engine in the early second quarter. And we're going to have approximately 25 lost sailing days in the second quarter as a result of this incident before the vessel was fully back online, which will be sometime next week. The impact on our first quarter results was roughly 12% on EBITDA.

William Horner: Okay great.

Ed Levy: William?

William Horner: Yes.

Ed Levy: Good morning. It's Ed speaking, just a couple of follow-ups to that. Demand is not an issue at all. It was purely mechanical. The demand is absolutely out in the market for us and had nothing to do with the down time as Scott just articulated.

And just to clarify what Scott is talking about, our earnings probably would have been 12% to 15% higher than what we reported last night, but for this one vessel. So, you're probably looking at a number that was probably pretty close to $14 million of operating income before depreciation and amortization, excluded -- but for this one vessel, one incident. And across the fleet the remainder of the fleet operated, as we stated in our prepared remarks, in line with our expectations. So this was just the single issue that we faced in the quarter.

William Horner: Okay. Thanks, Scott. And that's really good color. Next question is on expenses. You did a pretty good job controlling them relative to your revenue per sailing day with a vessel operating expense around 5.3%. And could you quantify how much of that increase was attributable to fuel? Certainly you mentioned it was partly due to it.

Laurence Levy: Joe, could you address that please?

Joe McHugh: About a third to 40% of the increase was fuel.

Scott Bravener: William, just add that a lot of the increase in vessel expenditures for the quarter was related to this one vessel in addition. So we would expect our vessel expenditures to decline more in line with our experience of less fuel as we go forward.

William Horner: Okay great. That's helpful too. And one more question and then I'll turn it back over. On the tax rate, which obviously spiked in the quarter, I know it was the actions of the tax benefit and the change in the valuation allowance, but could you give us some color on how we should think about that going forward?

Laurence Levy: Go ahead, Joe.

Joe McHugh: Yes. Last quarter, as you mentioned, we had a valuation allowance. So, effectively all of our U.S. income last quarter had no federal tax. In other words that federal tax was basically eating up the valuation allowance which is effectively part of our net operating losses.

So, as we report taxes we're going to offset the net operating losses that we have which are about $27.5 million in the U.S. and about $17.5 million in Canada. So, we have $45 million of net operating losses to use up before we become a taxpayer. So, the difference in the rate was a little bit of mix between U.S. and Canadian and the fact that there was no U.S. tax provision on our U.S. earnings in the prior year, whereas there was an effect this year at the normal rate of about 34% federal and a couple percent state taxes.

William Horner: So, looking forward to the next couple quarters, should we expect a tax rate more in line with what we saw this quarter or more in line with what we saw and your fiscal '12?

Joe McHugh: You're going to see a similar rate for the full year with the only change in the rate really the difference between the mix of income between the U.S. and Canada estimated each quarter because under U.S. GAAP when you record your tax provision you have to make an estimate on what your tax rate is for the year and then apply that same rate each quarter on an aggregate basis for all the quarters including the three quarters where we make income the first three quarters offset by the benefit you get in the fourth quarter when we have a loss when the vessels are shut down.

William Horner: Okay great. Thanks, guys. That's all I have right now.

Laurence Levy: Thanks, William.

Operator: Your next question comes from Chris Snyder with Sidoti & Company.

Chris Snyder: Hey good morning, gentlemen. I was hoping you could just provide a little more color on how the drought would be able to possibly increase volumes of the grains that you guys ship?

Laurence Levy: Go ahead, Scott.

Scott Bravener: Yes. As I stated earlier, most of the milling grains that we're moving are sourced Western Canadian grain. We're not experiencing drought in Western Canada. The Western Canadian crop is good this year. Where we expect to increase shipments is we've seen some signs of additional Western Canadian milling grain moving into U.S. markets now because of the dissolution of the Wheat Board effective August 1st, but we've also seen some Ontario wheat, Ontario winter wheat, that has historically moved in the U.S. markets. But for the last year or so our customers there were sourcing U.S. wheat and are now moving their sourcing back into the Ontario wheat due to the lack of available commodity in the U.S. So, that's where we're expecting to see some pick up in our milling business.

Chris Snyder: Okay. Thanks a lot. That's really helpful.

Operator: Okay. Your next question comes from Haruki Toyama with Marcus Asset Management.

Haruki Toyama: Good morning.

Laurence Levy: Good morning, Haruki.

Haruki Toyama: You mentioned the slightly reduced backhauls in your network. Can you talk about that a little bit?

Laurence Levy: Go ahead Scott.

Haruki Toyama: You mentioned in the press release the slightly reduced backhauls that impacted your financials this quarter. Can you talk about where that comes from?

Laurence Levy: Scott, go ahead, please.

Scott Bravener: Yes. Good morning, Haruki. That's primarily salt. As we explained our salt shipments are down about 29% in the first quarter. Some of that is in line with expectations for the year, but it's also somewhat timing as one of our major customers has had a mine shut down in the first quarter of this year.

Haruki Toyama: Okay. And then in the geographical split your U.S. revenues were down. Is that mostly from the one underperforming vessel?

Scott Bravener: That's correct.

Haruki Toyama: Okay great. Thank you.

Operator: Your next question comes from Matthew Dodson with Edmunds White Partners.

Matthew Dodson: Hey. Can you just follow up on Arnie's question? So, if the waterways are too low, or they're lower, and you can't carry as many goods, does that actually push demand back so that you'll have potentially more demand later? Or can you help us understand and how you get paid for those goods if you can't carry as much on one vessel and you have to make more trips?

Laurence Levy: Ed, go ahead.

Ed Levy: Good morning, John. It's Ed. The water level issue is immaterial to the business right now. We ought not spend a lot of time talking about water levels, or the impact it's having.

And I'm not trying to cut off your question, but in the context of our business today, given the size and the magnitude of our fleet, the fact that the water levels are up or down isn't something that is material to our operating results and doesn't have a material impact or bearing on our demand and our utilization factors. It's relatively diminimus at this point in our business in terms of the impact on the business. So, it's important, mind you, but it's not something that has a material impact on our results.

Matthew Dodson: All right. Thank you.

Laurence Levy: This is Laurence. I'd just highlight the major drivers are probably our weather conditions that we are operating in, the demand from customers, and the operational performance of our specific vessels. And we are optimistic on that front as the one vessel that's been underperforming should be up to speed by next week, as Scott said, and additionally, our new self-unloading ATB will be in service in the foreseeable future. So, we think we look very good at this point as we move into the balance of the sailing season.

Matthew Dodson: Perfect. Thank you.

Laurence Levy: Sure.

Operator: Your next question comes from Rick D'Auteuil with Columbia Management.

Rick D'Auteuil: Good morning. Most of my questions have been answered, but just a follow up on the nature of the vessel that had the issue. Is there any -- since it was a recent acquisition is there any recourse to the seller? Was there anything built into the contract with them that would give you some recourse?

Ed Levy: No recourse that we have, Rick. And there's no reason for us to believe that the equipment was faulty or that our diligence was lacking at the time of the consummation of the purchase. It was one of the vessels that we acquired in February of 2011 and it performed very nicely throughout the 2011 sailing season. So, we don't want to imply at all that there was some nefarious behavior on the part of the seller that resulted in this issue.

Rick D'Auteuil: Okay. And then once you get it back in service is this fully fixed, or are you just trying to Band-Aid it until the off season where it will be a bigger issue?

Ed Levy: It will be fully fixed. We had been Band-Aiding it for the better part of the quarter. And that's when Scott had talked about the fact that we've been operating under reduced speeds. It's a two-engine vessel. We've been operating -- when operating -- it's been operating under one engine. And so as a result of its reduced speed it's lacked this level of profitability that is standard for this piece of equipment, but once we get it into operation next week it will have both engines working.

We have no reason to believe that there's going to be any issue with the vessel. As I said, it was one of our strongest performers in 2011 and so, rest assured that the Band-Aid is reflected in the results that we presented last evening and now we've got it back to full speed.

Rick D'Auteuil: And then as far as your budgeted CapEx and maintenance budget does this throw that off at all?

Ed Levy: All expensed to the P&L. So, the numbers that you see and the impact that it had was all expensed to the P&L.

Laurence Levy: And therefore what we've indicated, what we expect for this upcoming winter season remains unchanged and will not be impacted by this single vessel.

Ed Levy: So, Rick, your question is a very good one. When we talked about the fact that earnings would be call it 12%, 14% higher, that is both repair cost and lost days margin and the repair cost has all been expensed.

Rick D'Auteuil: Okay. Thank you.

Laurence Levy: Thank you.

Operator: (Operator Instructions). Your next question comes from Arnold Ursaner with CJS Securities.

Arnold Ursaner: Hi, so just a follow-up on that. Your repair and maintenance expense in the quarter was half of last year and below our estimate. So, how much was specifically attributed to this one vessel? Or is it more in the vessel operating expenses area?

Scott Bravener: And, Arnold, the repairs and the maintenance expenses of winter were an expense. This all falls into the line of vessel operating expenses.

Arnold Ursaner: And so can you quantify because that was a line relative to our model you missed by about $1.5 million. Was this item $1.5 million or so?

Scott Bravener: So, that's a combination, as Ed explained, that is both lost sailing days, or lost budgeted contribution margins and expenditures.

Arnold Ursaner: Okay. Thank you. And then you have this new vessel that's going to be starting up where you mentioned you expect it to be fully utilized as soon as it does come into service. Can you tell us when you expect that to come in, and to the extent it's delayed for any reason what sort of an impact that could have if it were delayed?

Laurence Levy: Go ahead, Scott.

Arnold Ursaner: I'm sorry?

Laurence Levy: No. I'm asking Scott to please respond to your question, Arnie.

Scott Bravener: Oh as we talked about in our yearend call, it was our expectation that that vessel would start on or about August 1st originally. We did not have any expectation of any delays at that point. We did have a late shipment of the one generator that was to go into that vessel, which has pushed the delivery of that vessel back. We're looking at mid-September right now, so mid-September give or take a week either side of that right now. And so we don't expect it to have, I think, to have any material impact beyond that, and the vessel has been fully booked for the balance of the year.

Arnold Ursaner: Okay. And going back to your -- can you just remind us of your CapEx and D & A guidance for the year please?

Laurence Levy: Scott, go ahead please.

Scott Bravener: I got to defer that question to Joe who has the information handy here.

Ed Levy: Yes. Arnie, think about for this year we've got four drydockings this year. So, you ought to be thinking about a number like $14-ish million, $14 million, $15 million of CapEx. And drydocking we've got, as we've talked about in the past, this past fiscal year, this past winter that's the January through March 2012 period, and January through March 2013 we've got a bubble of drydockings.

We'll have 9 out of our 15 vessels are being drydocked in those two winter seasons. And so, then in the subsequent fiscal year we've got a pretty significant fall off in our capital expenditure needs.

Arnold Ursaner: And D & A for the year?

Ed Levy: Joe, why don't you take the D & A.

Joe McHugh: The D & A for the year will be approximately $18 million. The only increase will be bringing on the Mary-Beverly ATB when that comes online.

Arnold Ursaner: Okay. And a follow-up question from me, the elephant in the room that's impacted your stock is the PIK preferred. And you have in the past spoken about considering other strategies to get rid of this. And again I'm sure you don't want to disclose everything on a public call, but could you give us some idea of what types of things you can do to get rid of this PIK preferred and give us some of your choices?

Laurence Levy: Arnie, this has been an ongoing item as you do highlight. Practically that preferred is convertible into approximately 2.5 million common shares.

It is our belief that there are two holders of that preferred, each of whom own approximately half of the preferred. One of the two holders to our knowledge has elected to pursue a strategy of in essence shorting against his position that he's convertible into. If you look at the short position in our common stock that is reported by NASDAQ we are approaching 1.5 million shares, which is a historic high to our knowledge. And therefore we believe to a large extent that holder has worked his way out of his stock position. We anticipate that therefore in the foreseeable future that you won't have the overhang of this shorting on an ongoing basis on the stock.

And it is our belief that hopefully that should result in the stock pricing able to perform consistent with underlying valuation metrics and improve its performance. So, we do believe we are through the majority of this process. And we do think it will have a significantly positively impact on our common stockholders once the convertible preferred has been converted and we are able to significantly reduce the financial costs of that instrument.

Arnold Ursaner: Well that's true of the one holder who appears to be shorting it, but the other holder is larger and that other holder's accounts have been in various forms of reduction, liquidation. How are you dealing with the other sizable preferred shareholder?

Ed Levy: That's not an issue that we're worried about, Arnie. That's their decision. That's that holder's decision. That holder has conveyed to us a very strong level of support for the Company and a desire to continue to be long-term investor in the Company.

Arnold Ursaner: But he owns both common and preferred. You've talked about the ability to try to reduce his preferred holding. I don't think you're disclosing any strategies that make any sense other than just hoping that --

Ed Levy: No. We've never discussed reducing his preferred. What we've talked about is refinancing out the accrued preferred dividend in order to arbitrage the cost differential on the accrued preferred dividend which is ticking away at 12% over what we believe we can borrow capital at. That's the only thing we've talked about in the context of the preferred. And we continue to be very focused on that opportunity in terms of taking out the accrued preferred dividend and recognizing though that if we force conversion of the preferred then the accrued preferred dividend becomes a subordinated note at 7.75%.

Laurence Levy: With the resulting improvement in cash flow -- or in earnings to our common stockholders of approximately $2 million, Arnie. We are not concerned about the second holder that you alluded to. He has been a very large and supportive stockholder. He has wound up one of his minor partnerships and has resulted in a minor realization of our common stock. We do not anticipate anything significant beyond that.

Arnold Ursaner: Okay. We'll see you guys at our conference next week.

Laurence Levy: We look forward to that. Thank you, Arnie.

Operator: Your next question comes from Matthew Dodson with Edmunds White Partners.

Matthew Dodson: Hey, guys. Can you kind of help us understand about the pricing environment right now, what you're seeing out there? You guys mentioned you had some contracts roll off that you were able to price. Can we expect any more of that in the following quarters?

Ed Levy: Matt, it's not a time in the year where we're talking about price with our customers. As you're aware, we typically get into price discussions in the fourth calendar quarter when we're looking at renewals and the like. And so, we don't have any material empirical data to support any view as to where pricing is. Our business is fully contracted and as our contracts come up for renewal then we're having dialogue with our customers, but at this point we're just focused on operating the business and continuing to perform and put up numbers. And as we get towards the latter half of 2012 then we'll be able to give you a better read on that, and obviously into the first quarter of calendar 2013.

Laurence Levy: The best indicator at this point for us is demand is strong and business conditions are good, which hopefully is encouraging for the future for us.

Matthew Dodson: Got you. And again can you help us understand -- you talked about how utilization was hurt by this vessel being run on one engine, and now it being fixed and you bring in another one on to the lakes, can you kind of help us what your utilization rate was this quarter, how it was hurt and then kind of how we can frame it going forward?

Laurence Levy: Scott, go ahead please.

Scott Bravener: Well we lost 38 sailing days in the first quarter, Matthew, with that vessel. And then we sailed on 23 days on one engine, which was basically not a real contributor to the margin when we're sailing on one engine. It's moving product for our customers. So, you can really look at is that we lost the margin, contribution margin for that vessel, for almost 60 days during the first quarter.

Laurence Levy: And the revenue you can quantify because our average marine freight revenue per sailing day is approximately $31,000. So, based on the sailing days Scott has quoted for you, you can quite easily quantify the impact on our total revenue. And you can do a similar exercise for based on margin.

Matthew Dodson: Got you. Thank you. And my last question is you guys have done a great job acquiring these assets. Are there any other opportunities out there that you guys kind of talk about, and maybe what we can see in the near future?

Ed Levy: I think right now, Matt, we're very focused on integrating the acquired business that we did last year and continuing to maximize the scheduling efficiencies that the larger fleet is providing us. We'll obviously continue to look for growth opportunities in terms of adding new capacity, but for the moment we're very focused on just operating what we have and making sure that we have properly integrated the assets that we have acquired and that we're getting the return on invested capital that the acquisitions were predicated on.

Laurence Levy: Having said that, we do keep our eyes and ears open for further opportunities as our longer term objective remains to continue to build and grow this Company significantly.

Matthew Dodson: Perfect. Thank you very much.

Laurence Levy: Thank you.

Operator: Your next question comes from Rick D'Auteuil with Columbia Management.

Rick D'Auteuil: Yes. Actually my questions were just answered. I appreciate it and I'll see you at Arnie's conference. Thanks.

Laurence Levy: Thanks.

Ed Levy: Thanks, Rick.

Operator: At this time there are no further questions. Gentlemen, are there any closing remarks?

Laurence Levy: Yes. Thank you very much for your participation on Rand's first quarter call. We are very encouraged by the condition that our Company is in and the outlook for our business as we move through the 2012 sailing season.

Demand remains good for us and as our vessels come back to full operation and we introduce our ATB, our outlook for the balance of the year I believe, remains very positive. So, we thank you all for your interest in Rand and look forward to keeping you updated about our progress. Thank you, operator.

Operator: Thank you. This concludes the conference. You may now disconnect.